Exhibit 5

EXECUTION VERSION

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of July 10, 2026, by and among Ms. Alice H. Chang (the “Chairwoman”), GOLDEN EDGE CO., LTD., a British Virgin Islands company controlled by the Chairwoman (“Golden Edge”), DVDonet.com. Inc., a British Virgin Islands company controlled by the Chairwoman (“DVDonet”), World Speed Company Limited, a British Virgin Islands company controlled by the Chairwoman (“World Speed” and, together with the Chairwoman, Golden Edge and DVDonet, the “Chairwoman Parties”), and CyberLink International Technology Corp., a British Virgin Islands company (“CyberLink”). Each of the Chairwoman, Golden Edge, DVDonet, World Speed and CyberLink is referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Consortium Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Consortium Agreement, dated as of March 18, 2026 (the “Consortium Agreement”), pursuant to which the Parties agreed to cooperate and participate in a proposed going-private transaction (the “Transaction”) with respect to Perfect Corp., an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

WHEREAS, on March 18, 2026, the Parties submitted a preliminary non-binding proposal to the board of directors of the Company in connection with the Transaction, which referred to the Parties as consortium members and described the existence of the Consortium Agreement;

WHEREAS, the Parties have agreed that CyberLink should cease to participate as a member of the consortium formed pursuant to the Consortium Agreement, including not holding any shares of Holdco or Merger Sub, and instead should have a limited and passive role in the Transaction as a continuing shareholder of the Company;

WHEREAS, concurrently with the execution of this Termination Agreement, CyberLink and ProjectNY, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), have entered into that certain Voting and Support Agreement, dated as of July 10, 2026 (the “CyberLink Support Agreement”), pursuant to which CyberLink agrees, among other things, to vote its securities of the Company in favor of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and to have its Continuing Shares remain outstanding in the Surviving Company, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Termination Agreement, Merger Sub and the Chairwoman Parties have entered into that certain Voting and Support Agreement, dated as of July 10, 2026 (the “Chairwoman Support Agreement”), and the Chairwoman has entered into that certain Limited Guarantee, dated as of July 10, 2026 (the “Limited Guarantee”);

WHEREAS, pursuant to Section 5.3(a) and Section 9.4 of the Consortium Agreement, the Parties may terminate, amend, waive or otherwise modify the Consortium Agreement by written agreement signed by the Parties, and the Parties desire to terminate the Consortium Agreement in its entirety and to confirm that, following such termination, CyberLink will have no obligations with respect to the Transaction except as expressly set forth in the CyberLink Support Agreement, this Termination Agreement or any other written agreement from the date hereof to which CyberLink is a party in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Termination of Consortium Agreement.

Pursuant to Section 5.3(a) and Section 9.4 of the Consortium Agreement, the Consortium Agreement is hereby unconditionally and irrevocably terminated in its entirety and is of no further force or effect. As of the date hereof, no Party has any further rights or obligations under the Consortium Agreement. Each Party agrees that it has no claim arising under or relating to the Consortium Agreement (whether in contract, tort or otherwise) against any other Party.

2.	No Effect on Transaction Agreements.

Nothing in this Termination Agreement shall amend, modify, supersede, terminate, impair or otherwise affect any rights or obligations of any party under the CyberLink Support Agreement, the Chairwoman Support Agreement, the Limited Guarantee, the Merger Agreement, the Plan of Merger, any confidentiality agreement entered into with the Company, the Special Committee or their respective advisors, or any other agreement or instrument entered into in connection with the Transaction (collectively, the “Transaction Agreements”).

3.	Further Assurances.

Each Party shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary or desirable to give effect to the termination of the Consortium Agreement and the other matters contemplated by this Termination Agreement.

4.	Governing Law and Dispute Resolution.

This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Termination Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time, as may be amended by this Section 4. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitral tribunal shall consist of three arbitrators. The claimant or claimants, irrespective of number, shall nominate jointly one arbitrator; the respondent or respondents, irrespective of number, shall nominate jointly one arbitrator; and a third arbitrator shall be nominated jointly by the first two arbitrators and shall serve as chairman of the tribunal. If any arbitrator is not nominated within the time limits specified by the applicable rules, such arbitrator shall be appointed by HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.

5.	Miscellaneous.

(a)	This Termination Agreement, together with the Transaction Agreements, sets forth the entire agreement and understanding among the Parties with respect to the termination of the Consortium Agreement and supersedes all prior agreements, discussions and understandings among the Parties with respect to such subject matter. No provision of this Termination Agreement may be amended, modified, supplemented or waived except by an instrument in writing signed by each Party.

(b)	This Termination Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. No Party may assign this Termination Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any purported assignment in contravention of this Section 5(b) shall be null and void.

(c)	If any term or other provision of this Termination Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or public policy, all other terms and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby is not affected in any manner materially adverse to any Party.

(d)	Nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Termination Agreement.

(e)	This Termination Agreement may be executed and delivered by facsimile, portable document format via electronic mail or other electronic transmission and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed and delivered as of the date first written above.

Alice H. Chang

/s/ Alice H. Chang

GOLDEN EDGE CO., LTD.

By	/s/ Iris Chen
	Name:	Iris Chen
	Title:	Director

DVDonet.com. Inc.

By	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director

World Speed Company Limited

By	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director

CyberLink International Technology Corp.

By	/s/ Jau H. Huang
	Name:	Jau H. Huang
	Title:	Director

[Signature Page to Consortium Termination Agreement]